SUBSIDIARIES OF REGISTRANT                                          Exhibit 21

The subsidiaries of Mid-America Bancorp are listed below. Each of the companies with the exception of Mid-America Bank, F.S.B., which is a Federal Savings Bank organized under laws of the United States, is incorporated in the state of Kentucky.


               Mid-America Bank of Louisville and Trust Co.

               Mid-America Money Order Company

               Eton Life Insurance Company

               Mid-America Data Processing Inc.

               Mid-America Property Management Company

               MABC Leasing Company

               Mid-America Bank, F.S.B.